Enova Systems Announces 2011 Financial Results

TORRANCE, CA April 3, 2012 – Enova Systems, Inc. (NYSE AMEX: ENA and AIM: ENV and ENVS), a leading developer of proprietary hybrid electric and all-electric drive systems and drive system components for the emerging green commercial vehicle market, announced its 2011 financial results today. The company reported revenues of $6.6M and gross margins of 3.9%, despite a significant downturn in the overall electric and hybrid market.

FINANCIAL HIGHLIGHTS:

•	Annual revenue was $6.6M in 2011, a decrease of 23% from $8.6M in 2010 and Q4 2011 revenue was $638,000, a decrease of $3.1M from $3.7M for the same period in 2010. Customer orders decreased dramatically in the second half of the year due to tightened government and school district budgets, which resulted in a decrease in orders for our customers’ vehicles.

•	Gross profit decreased to $0.3M in 2011 from $1.4M in 2010, and, in Q4, we swung to a gross loss of $618,000 from gross profit of $751,000 in the same period in 2010. Margins decreased, in particular in the second half of 2011, due to the lower sales base and our decision to record an increase in the inventory valuation reserve at year end.

•	Overall, annual gross margin was 3.9% in 2011, down from 16.5% in 2010 and the gross margin in Q4 2011 decreased to a negative 97% compared to a positive margin of 20% for the same period in 2010.

Enova President and CEO Mike Staran stated, “With many of our suppliers and competitors facing insolvency and other crisis-type issues, we are encouraged with the announced initiatives we have made in extremely difficult market conditions. By remaining diligent in maturing what we consider game-changers such as Green For Free™, we believe that we have strengthened our position with our core customers, as well as begun to establish better control over the distribution channels in our market segment.”

Going Concern

Enova’s annual report on 10-K for 2011 filed with the SEC included an audit opinion containing a going concern qualification. This announcement is being made in compliance with Section 401(h) and Section 610(b) of the NYSE Amex Company Guide which require a NYSE Amex listed issuer receiving an audit opinion with a going concern qualification to make a public announcement to that effect.

2011 ACCOMPLISHMENTS:

Some highlights of our accomplishments in 2011 include:

•	Green For Free™. In November 2011, Enova announced its Green for Free™ Program, which is designed to allow fleet executives to operate full 100% electric commercial vehicles (EVs) for similar life cycle costs as those of diesel-powered commercial vehicles. The anticipated savings fleets are expected to realize from the reduced maintenance and fuel cost of electricity of the electric vehicles are used over a period of time to cover the incremental expense for the technology. Fleet vehicles targeted with the Green for Free™ Program stand out as possessing unique characteristics that make them clear beneficiaries of electric drive technology. With more than 16.3 million vehicles in operation, the nation’s fleets possess enough capacity to drive initial ramp-up scale in the EV OEM supply chains. We believe this is the first program that is engineered to eliminate the overall incremental costs associated with buying and operating an all-electric vehicle, making the Green for Free™ Program attractive to fleets that are both large and small. Enova and FCCC anticipate traction regarding this initiative and expect to showcase further details at multiple events in 2012, including the recent NTEA Work Truck show and the upcoming EVS 26 conference, to be held in May at the Los Angeles Convention Center.

•	Freightliner Custom Chassis Corporation (“FCCC”), a division of Daimler Trucks North America. Enova and FCCC began deploying new and retrofit all-electric vehicles to major fleet customers in 2011. The resulting integration of our all-electric drive system into the MT-45 chassis provides FCCC an all-electric product offering: the FCCC MT-EV. The MT-EV (the FCCC model name) chassis boasts a GVWR of 14,000 to 19,500 lbs. The durable steel straight-rail chassis frame reduces flex and bowing to minimize stress while carrying heavy payloads. The quiet operation of the all-electric MT-EV also makes for an enjoyable driver experience. The MT-EV has a flat-leaf spring front and rear suspension, allowing for a smooth, solid ride that minimizes cargo shifts on uneven road surfaces. Enova and FCCC also jointly announced intentions to deploy 3,000 vehicles via the Green for Free™ Program (described above). FCCC has begun, in early 2012, an aggressive campaign to exploit future EV sales by showcasing the Enova/FCCC EV step van at numerous events on the West Coast, as well as the recent NTEA Work Truck show in Indianapolis. We currently are awaiting FCCC’s decision on battery selection for this high volume initiative.

•	First Auto Works (“FAW”). Enova continues to supply FAW drive systems for their hybrid buses. Since the 2008 Olympics in Beijing, Enova Systems and First Auto Works have deployed nearly 500 vehicles, all utilizing Enova’s pre-transmission hybrid drive system components. First Auto Works is one of China’s largest vehicle producers, manufacturing in excess of 1,000,000 vehicles annually. The Enova drive system is integrated and branded under the name of Jiefang CA6120URH hybrid. The Jiefang 40 ft. long hybrid city bus can carry up to 103 passengers and travel at a speeds of over 50 miles per hour. With the Enova hybrid system components, the Jiefang bus meets Euro III emission standards, consumes only 7.84 miles per gallon, and achieves a reduction of 20 percent in harmful emissions. Enova has recently shipped an already announced order of fifty (50) systems in Q4 2011 and is working on additional incremental orders in 2012.

•	U.S. General Services Administration (“GSA”). GSA extended its contract with Enova as the exclusive supplier contracted for the all-electric step van. GSA procures vehicles for government agencies and the armed forces. Under this contract, Enova will coordinate the supply of MT-EV all-electric walk-in step vans to GSA under the Cargo Vans category. Enova continues to benefit from federal fleet penetration via GSA with the Smith Newton product offering in the Medium and Heavy Duty vehicle category.

•	Remy Inc (“Remy”). Enova and Remy signed a long-term electric motor supply agreement in March 2012. Under the five-year agreement, Remy will provide its electric motors to Enova for its all-electric drive systems. Remy motors feature the company’s patented High Voltage Hairpin (HVH) winding technology, which is claimed to increase torque and power density for greater speed and range in electric vehicles.

•	Smith Electric Vehicles N.A. Inc. (“Smith”). Enova continues to supply Smith with electric drive systems. Smith has deployed several hundred vehicles utilizing Enova’s electric drive system. Smith most recently announced its intention to deploy vehicles in the all-electric school bus sector. The 42-passenger Newton school bus travels up to 100 miles on a single charge at speeds of up to 50 mph, and is intended for the fixed routes in urban areas most school buses take each day.

•	Optare plc (“Optare”). Optare awarded Enova a contract as the production drive system supplier for their all electric buses. Enova has shipped systems to Optare that are currently being integrated into buses. Optare designs, manufactures and sells single deck and double deck buses and mini coaches. Its buses operate in the UK, Continental Europe, and North America. Further, it has been recently announced that commuters and bus passengers across England will see more eco-friendly buses on the roads, congestion reduced, and services upgraded, thanks to a new £101 million package of improvements approved by Local Transport Minister Norman Baker. Five bus manufacturers, including Optare, are expected to benefit from orders for their eco-friendly hybrid, electric and gas buses.

Enova also maintains a visible presence in the forefront of a growing industry with ongoing appearances and speaking engagements by company executives at leading industry events such as Ardour Capital’s 9th Annual Energy Technology Conference in September 2011, the recent NTEA Work Truck show in Indianapolis, the upcoming EVS 26 conference at the Los Angeles Convention Center and key US Military/Government conferences.

Throughout 2011, we finalized the development of our next generation Omni power management and drive system component. We are also finalizing design of a next generation on-board 10kW charger. Our various electric and hybrid-electric drive systems, power management and power conversion systems continue to be used in applications including Class 3-6 trucks, transit buses, and heavy industrial vehicles. We also are continuing our current research and development programs, as well as formulating new programs with the U.S. government and other private sector companies for electric and hybrid systems.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501
Tel: 310-527-2800
Contact: John Micek, CFO/Investor Relations

Additional Information:
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,”“project,” “plan,’’ “seek,” “intend,’’ or “anticipate’,’ or the negative thereof or comparable terminology and statements about industry trends, and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2011.